                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  FORM 8-K/A

               Current Report Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 17, 1999

                           Data Critical Corporation
            (Exact name of registrant as specified in its charter)


          Delaware                      333-78059                 91-1901482
(State or other jurisdiction of    (Commission File No.)        (IRS Employer
incorporation or organization)                               Identification No.)


                     19820 North Creek Parkway, Suite 100
                           Bothell, Washington 98011
                   (Address of principal executive offices)

                                 425-482-7000
             (Registrant's telephone number, including area code)

     On December 17, 1999, Data Critical Corporation, a Delaware corporation (the "Registrant"), pursuant to an Asset Purchase Agreement dated December 8,
      ----------
1999 (the "Agreement"), purchased substantially all of the business, assets and
           ---------
rights of Physix, Inc., a Texas corporation ("Seller"), subject to some of
                                              ------
Seller's debts. The purpose of this Amendment is to amend Item 7 (a) to provide financial statements of business acquired and to amend Item 7(b) to provide certain pro forma combined condensed consolidated financial information with respect to the asset purchase of Seller, which was impracticable to provide at the time the Registrant filed its Current Report on Form 8-K dated December 22, 1999.

Item 7.   Financial Statements, Pro Forma Financial Information  and Exhibits

      (a) Financial Statements with Report of Independent Accountants of
          --------------------------------------------------------------
      Business Acquired.
      -----------------

     Audited Financial Statements:

          (i)   Report of PricewaterhouseCoopers LLP dated September 20, 1999.

          (ii) Physix, Inc. Balance Sheets for the years ended December 31, 1998 and 1997.

          (iii) Physix, Inc. Statement of Operations for the years ended December 31, 1998 and 1997.

          (iv) Physix, Inc. Statements of Stockholders' (Deficit) Equity for the years ended December 31, 1998 and 1997.

          (v) Physix, Inc. Statements of Cash Flows for the years ended December 31, 1998 and 1997.

          (vi)  Physix, Inc. Notes to Financial Statements.

      (b) Pro Forma Financial Information.
          -------------------------------

          Pro Forma Combined Condensed Consolidated Financial Statements (unaudited):

          (i) Unaudited Pro Forma Condensed Balance Sheet for the year ended December 31, 1998.

          (ii) Unaudited Pro Forma Condensed Statements of Operations for the year ended December 31, 1998 and the nine month period ended September 30, 1999.

          (iii) Notes to Unaudited Pro Forma Condensed Financial Statements.

      (c)  Exhibits.
           --------

       2.1* Asset Purchase Agreement dated December 8, 1999 between the Registrant and Physix, Inc.

       4.1* Registration Rights Agreement dated December 8, 1999 between the Registrant and Physix, Inc.

       10.1* Employment Agreement dated December 8, 1999 between the Registrant and Thomas Giannulli

       20.1* Press Release dated December 9, 1999 announcing "Data Critical Corporation to Acquire Physix, Inc."

       20.2* Press Release dated December 20, 1999 announcing "Data Critical Corporation Completes Acquisition of Physix, Inc."


     * Incorporated by reference from the Registrant's Current Report on Form 8-K dated December 22, 1999.

Report of Independent Accountants


To the Board of Directors and Stockholders of Physix, Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' (deficit) equity and cash flows present fairly, in all material respects, the financial position of Physix, Inc. at December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                       PricewaterhouseCoopers LLP

Houston, Texas
September 20, 1999

                                 PHYSIX, Inc.

Balance  Sheets
December 31, 1998 and 1997


                                                                                                December 31,
                                                                                            1998            1997
                                       ASSETS
Current assets:
   Cash and cash equivalents                                                            $     420,424   $     711,669
   Restricted cash                                                                             73,333         153,333
   Accounts receivable                                                                        100,185         292,008
   Prepaids and other current assets                                                           80,572          93,137
   Inventory                                                                                    1,773          14,516
                                                                                        --------------  --------------

        Total current assets                                                                  676,287       1,264,663

Property and equipment, net                                                                   553,002         560,862
Intangibles, net                                                                               17,213          15,274
                                                                                        --------------  --------------

        Total assets                                                                    $   1,246,502   $   1,840,799
                                                                                        ==============  ==============

                   LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities:
   Cash overdraft                                                                       $           -   $      79,853
   Note payable                                                                             1,250,000         750,000
   Current maturities of long-term debt                                                        73,333          80,000
   Current maturities of capital lease obligation                                               2,708           2,498
   Accounts payable, trade                                                                    198,857         183,659
   Accrued liabilities                                                                        246,655         327,881
                                                                                        --------------  --------------

        Total current liabilities                                                           1,771,553       1,423,891

Long-term debt                                                                                      -          73,333
Capital lease obligations                                                                       8,401          10,642
Convertible notes payable                                                                           -               -
                                                                                        --------------  --------------

        Total liabilities                                                                   1,779,954       1,507,866
                                                                                        --------------  --------------

Commitments and contingencies

Stockholders' (deficit) equity:
   Cumulative convertible preferred stock, $.001 par value, 5,000,000 shares authorized;
        Series D, 712,308 shares issued and outstanding at December 31, 1998,
          $4.50 per share liquidation preference                                                  712               -
        Series A, 550,000 shares issued and outstanding at December 31, 1998 and
           1997, respectively, $1.00 per share liquidation preference                             550             550
        Series B, 1,125,000 shares issued and outstanding at December 31, 1998 and
           1997, respectively, $3.11 per share liquidation preference                           1,125           1,125
        Series C, 225,000 shares issued and outstanding at December 31, 1998 and
           1997, respectively, $4.50 per share liquidation preference                             225             225

   Common stock; $.001 par value, 10,000,000 shares authorized, 1,505,840 and
     1,500,292 shares issued and outstanding at December 31, 1998 and
        1997, respectively                                                                      1,506           1,500
   Common stock unissued; 1,667 shares                                                              -               2
   Additional paid-in capital                                                               8,027,739       4,991,214
   Accumulated deficit                                                                     (8,565,309)     (4,661,683)
                                                                                        --------------  --------------

        Total stockholders' (deficit) equity                                                 (533,452)        332,933
                                                                                        --------------  --------------

        Total liabilities and stockholders' (deficit) equity                            $   1,246,502   $   1,840,799
                                                                                        ==============  ==============

See the accompanying notes which are an integral part of the financial statements.

Physix, Inc.
Statements of Operations
for the years ended December 31, 1998 and 1997




                                                      December 31,
                                                 1998               1997

Net revenues                               $      1,242,372   $      1,478,716

Operating expenses:
  Cost of revenues                                  278,183            353,220
  Selling, general and administrative             2,415,446          2,704,842
  Research and development                        2,328,320          1,886,049
                                           -----------------  -----------------

        Loss from operations                    (3,779,577)        (3,465,395)

Other income (expense):
  Interest expense                                (154,275)           (19,885)
  Other income (expense)                            30,226             85,235
                                           -----------------  -----------------

        Net loss                           $    (3,903,626)   $    (3,400,045)
                                           =================  =================

See the accompanying notes which are an integral part of the financial statements.

Physix, Inc.
Statements of Stockholders' (Deficit) Equity for the years ended December 31, 1998 and 1997

                                                                                Preferred Stock
                                             -------------------------------------------------------------------------------------
                                                   Series D              Series A              Series B             Series C
                                             --------------------- -------------------- --------------------- --------------------
                                              Shares      Amount    Shares     Amount    Shares       Amount   Shares     Amount

Balance, January 1, 1997                                             550,000  $    550  1,125,000  $   1,125

Issuance of Series C preferred
   stock ($4.50 per share)                                                                                     225,000 $      225

Issuance of common stock for
   stock options exercised

Net loss for the year

                                             ---------- --------- ---------- --------- ----------  --------- --------- ----------
Balance, December 31, 1997                                           550,000       550  1,125,000      1,125   225,000        225

Issuance of common stock in lieu of payment for services rendered ($6.00 per share)

Issuance of common stock for stock
   options exercised

Issuance of Series D preferred stock
   ($4.50 per share)                            712,308 $     712

Issuance of common stock for proceeds
   received in prior periods

Net loss for the year
                                             ---------- --------- ---------- --------- ----------  --------- --------- ----------
Balance, December 31, 1998                      712,308 $     712    550,000 $     550  1,125,000  $   1,125   225,000 $      225
                                             ========== ========= ========== ========= ==========  ========= ========= ==========



                                                          Common Stock
                                             --------------------------------------
                                             Issued and Outstanding     Unissued         Additional
                                             ----------------------  --------------       Paid-In
                                             Shares       Amount     Shares    Amount     Capital
                                             ---------- --------- ---------- ---------  -----------
Balance, January 1, 1997                      1,500,000  $  1,500      1,667   $     2  $ 4,014,972

Issuance of Series C preferred
   stock ($4.50 per share)                                                                 976,213

Issuance of common stock for
   stock options exercised                          292                                          29

Net loss for the year
                                             ---------- --------- ---------- ---------  -----------
Balance, December 31, 1997                    1,500,292     1,500      1,667         2    4,991,214

Issuance of common stock in lieu of payment
   for services rendered ($6.00 per share)        2,929         3                            17,571

Issuance of common stock for stock
   options exercised                                952         1                               436

Issuance of Series D preferred stock
   ($4.50 per share)                                                                      3,018,518

Issuance of common stock for proceeds
   received in prior periods                      1,667         2     (1,667)       (2)

Net loss for the year
                                             ---------- --------- ---------- ---------  -----------
Balance, December 31, 1998                    1,505,840  $  1,506        --   $    --   $ 8,027,739
                                             ========== ========= ========== =========  ===========


                                             Accumulated
                                               Deficit            Total
Balance, January 1, 1997                      $ (1,261,638)   $ 2,756,511

Issuance of Series C preferred
   stock ($4.50 per share)                                       976,438

Issuance of common stock for
   stock options exercised                                             29

Net loss for the year                          (3,400,045)     (3,400,045)
                                              -----------     -----------
Balance, December 31, 1997                     (4,661,683)        332,833

Issuance of common stock in lieu of payment
   for services rendered ($6.00 per share)                         17,574

Issuance of common stock for stock
   options exercised                                                  437

Issuance of Series D preferred stock
   ($4.50 per share)                                            3,019,230

Issuance of common stock for proceeds
   received in prior periods                                          --

Net loss for the year                          (3,903,626)     (3,903,626)
                                              -----------     -----------
Balance, December 31, 1998                    $(8,565,309)    $  (533,452)
                                              ===========     ===========

See the accompanying notes which are an integral part of the financial statements.

Physix, Inc.
Statements of Cash Flows
for the years ended December 31, 1998 and 1997

                                                                                              December 31,
                                                                                     1998                    1997
Cash flows from operating activities:
  Net loss                                                                       $(3,903,626)            $(3,400,045)
  Adjustments to reconcile net loss to net cash required
     by operating activities:
     Depreciation and amortization                                                   138,926                  99,379
     Issuance of common stock for services                                            17,574                       -
     Changes in operating assets and liabilities:
        Accounts receivable                                                          191,823                (238,665)
        Prepaids and other current assets                                             12,565                 (53,997)
        Inventory                                                                     12,743                   4,863
        Accounts payable                                                              15,198                 (43,755)
        Accrued liabilities                                                          (81,226)                292,033
                                                                                 -----------             -----------

          Total adjustments                                                          307,603                  59,858
                                                                                 -----------             -----------

          Net cash required by operating activities                               (3,596,023)             (3,340,187)
                                                                                 ----------              -----------

Cash flows from investing activities:
  Purchase of property and equipment                                                (129,246)               (335,536)
  Purchase of intangible assets                                                       (3,759)                 (2,532)
                                                                                 -----------             ----------

          Net cash used in investing activities                                     (133,005)               (338,068)
                                                                                 -----------             -----------

Cash flows from financing activities:
  Proceeds from issuance of preferred stock                                        3,019,230                 976,438
  Proceeds from issuance of common stock                                                 437                      29
  Proceeds from borrowings under note payable                                        500,000                 750,000
  Proceeds from borrowings under long term debt                                            -                 200,000
  Payments on long-term debt                                                         (80,000)                (46,667)
  Payments on capital lease obligation                                                (2,031)                 (1,585)
  (Increase) decrease in restricted cash                                              80,000                (153,333)
  Increase (decrease) in cash overdraft                                              (79,853)                 79,853
                                                                                 -----------             -----------

          Net cash provided by financing activities                                3,437,783               1,804,735
                                                                                 -----------             -----------

Net decrease in cash and cash equivalents                                           (291,245)             (1,873,520)

Cash and cash equivalents at the beginning of period                                 711,669               2,585,189
                                                                                 -----------             -----------

Cash and cash equivalents at end of period                                       $   420,424             $   711,669
                                                                                 ===========             ===========

Supplemental cash flow information:
  Cash paid during the year for interest                                         $   132,966             $    15,729
                                                                                 ===========             ===========

Noncash Disclosure of Cash Flow Information
-------------------------------------------
  In 1997, the Company acquired $14,725 in property and equipment which was financed by a capital lease obligation.

  In 1998, the Company issued $17,574 of common stock in lieu of payment for services rendered.


See the accompanying notes which are an integral part of the financial statements.

 Physix, Inc.
 Notes to Financial Statements

 1.      The Company:

         Physix, Inc. (the "Company"), located in Houston, Texas, designs, manufactures and supports clinical information systems that include applications for the collection and use of patient data at the point of care, electronic medical records and clinical practice management.



 2.      Summary of Significant Accounting Policies:

         Revenue Recognition

         Revenue from the sale of software is recognized upon product shipment if no significant vendor obligations remain and collection of the resulting receivable is assured. Maintenance contract revenue is recognized ratably over the life of the contract.

         The Company's Compendia system is sold under a "shared-risk" contract whereby the customer agrees to pay 50% of the cost when it is received and the remaining 50% when they have accepted the product. Under the terms of the sales agreement, the customer is not eligible for a refund on the initial 50% payment, and once they have accepted the product, the sale is final. The Company recognizes 50% of the revenue when the software is delivered with the remaining 50% recognized upon final acceptance of the product by the customer and realization is assured.

         The Company's stand-alone units, collectively referred to as Pocket-docs, are sold with a 10 day warranty. Customers are allowed to return the product during that time frame for a full refund.

         Cash and Cash Equivalents

         For purposes of reporting cash flows the Company considers any highly liquid debt instruments, excluding restricted cash, purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at cost which approximates market value.

         Inventories

         Inventories are stated at the lower of cost or market determined under the first-in, first-out method.

         Property and Equipment

         Property and equipment are stated at cost. Additions and improvements that increase the value or extend the life of an asset are capitalized while expenditures for repairs and maintenance are expensed as incurred. Disposals are removed at cost less accumulated depreciation and any gain or loss from disposition is reflected in income. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets as follows:

                    Computer equipment                    3-5
                    Office furniture and fixtures         5-7
                    Leasehold improvements                5-7

         Impairment of Long-Lived Assets

         Property and equipment are reviewed for impairment whenever an event or change in circumstances indicates the carrying amount of an asset or group of assets may not be recoverable. The impairment review includes comparison of future cash flows expected to be generated by the asset or group of assets with their associated carrying value. If the carrying value of the asset or group of assets exceeds the expected future cash flows (undiscounted and

 Physix, Inc.
 Notes to Financial Statements

         without interest charges), an impairment loss is recognized to the extent the carrying amount of the asset exceeds its fair value.

         Intangible Assets

         Intangible assets consist of patents and trademarks which are stated at cost. Amortization is provided for by the straight-line method over periods ranging from five to fifteen years. The Company periodically reviews its patents and trademarks to determine whether carrying costs will be recovered based on future undiscounted operating cash flows.

         Income Taxes

         The financial statements are prepared in conformity with the liability method of accounting for income taxes whereby deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of the Company's assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to reduce deferred tax assets to their estimated realizable value.

         Deferred Rent

         Certain of the Company's operating leases contain predetermined fixed escalations of the minimum rentals during the original term of the leases. For these leases, the Company recognizes the related rental expense on a straight-line basis over the life of the lease and records the difference between the amounts charged to operations and amounts paid as deferred rent.

         Research and Development

         Research and development costs are expensed as incurred.

         Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments and receivables. The Company maintains cash deposits, which exceed federally insured limits, with two financial institutions. Management periodically assesses the financial condition of the financial institutions and investees and believes that any possible credit risk is minimal. The Company performs ongoing credit evaluations of its clients and does not require collateral for services.

         To date, the Company has not experienced any losses related to its temporary cash investments or receivables.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Physix, Inc.
 Notes to Financial Statements

         Segment Reporting

         Effective in January 1998, Physix adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas, and major customers. Physix has determined that it operates in only one segment. Accordingly, the adoption of SFAS 131 had no impact on Physix's financial statements.



 3.      Going Concern Matter:

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the balance sheet as of December 31, 1998, the Company has an accumulated deficit of $8,565,309 with negative working capital and notes payable due during the next twelve months. As described in Note 4, the Company was not in compliance with the covenants of its revolving line of credit during the year ended December 31, 1998. These factors, among others, may indicate that the Company will be unable to continue as a going concern.

         The Company's continuation as a going concern is dependent upon its ability to obtain additional capital and to generate sufficient cash flow to meet its obligations and to comply with the terms of its financing agreements. In an attempt to obtain additional capital, the Company is pursuing strategic relationships with corporate entities, which may include merger/acquisition, licensing arrangements, and/or investment. The Company has had preliminary discussions with parties interested in acquiring the Company and/or making a direct investment in the Company. However, there can be no assurance that the Company will be successful in developing a level of interest necessary to support the Company's ability to merge the Company or raise additional capital. The Company will continue to focus its efforts towards increased sales to achieve positive cash flow. However, there can be no assurance that the Company will be successful in developing a level of customer interest necessary to support the Company's level of operating expenses. If a significant level of sales or an investment in or a sale of the Company does not occur, the Company will implement a campaign to drastically reduce the operating expenses of the Company. These factors, among others, may indicate that the Company may be unable to continue as a going concern for a reasonable period of time.

         The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.



 4.      Note Payable:

         In September 1998, the Company renewed its revolving credit agreement with Imperial Bank. Under the renewed agreement, the Company may request advances up to $1,250,000 to be financed at the bank's prime rate plus 3% per year. The agreement is collateralized by money market funds held by Imperial Bank. As of December 31, 1998, outstanding borrowings under the agreement were $1,250,000. At December 31, 1998, the bank's prime rate was 7.75%. The revolving line of credit matures on September 30, 1999.

 Physix, Inc.
 Notes to Financial Statements

         The revolving credit agreement requires that the Company meet specific financial covenants that contain certain restrictions and limitations including the maintenance of specific financial ratios. At December 31, 1998, the Company was in violation of certain financial covenants as contained in the loan agreement. On March 17, 1999, the covenants were amended to bring the Company into compliance with the covenants for periods subsequent to December 31, 1998.



 5.      Property and Equipment, Net:

         Property and equipment, net, consisted of the following:

                                                                                                December 31,
                                                                                            1998             1997
              Computer equipment                                                       $   494,370      $   426,054
              Office furniture and fixtures                                                232,964          172,033
              Leasehold improvements                                                        85,474           85,474
                                                                                       -----------      -----------

                                                                                           812,808          683,561
              Less accumulated depreciation                                               (259,806)        (122,699)
                                                                                       -----------      -----------

                                                                                       $   553,002      $   560,862
                                                                                       ===========      ===========

         Depreciation expense totaled approximately $137,000, and $98,000 for the years ended December 31, 1998 and 1997, respectively.


 6.      Long-Term Debt:

          The Company's long-term debt consisted of the following:

                                                                                               December 31,
                                                                                          1998              1997
              Note payable to a financial institution bearing interest at prime plus 0.75% per year, due in monthly payments of $6,667
                 plus accrued interest through November 1999.                        $    73,333       $    153,333

              Less current maturities                                                     73,333             80,000
                                                                                     -----------       ------------

              Long term debt                                                         $         -       $     73,333
                                                                                     ===========       ============

         The long term debt is collateralized by a certificate of deposit held by the financial institution. The Company is required to maintain a minimum account balance equal to the outstanding balance of the debt. In February 1999, the Company paid the remaining balance in full.

Physix, Inc.
Notes to Financial Statements

 7.      Lease Obligations:

         The Company leases a photocopier under a long-term capital lease and leases certain office equipment and its principal place of operation under noncancelable operating leases expiring at various dates thereafter. At December 31, 1998, the minimum future payments due under these capital and operating leases are as follows:

                                                                       Capital             Operating
              1999                                                  $     4,382          $    128,340
              2000                                                        4,382               130,009
              2001                                                        4,382               137,501
              2002                                                        1,460               137,501
              2003                                                            -               137,501
              Thereafter                                                      -                34,375
                                                                    -----------          ------------

                   Total payments                                        14,606          $    705,227
                                                                                         ============

              Less:  Amount representing interest                         3,497
                                                                    -----------

              Present value of net minimum capital lease payments        11,109

              Less:  Current portion                                      2,708
                                                                    -----------

              Long-term portion                                     $     8,401
                                                                    ===========

         Total rent expense incurred under the operating leases as determined on a straight-line basis over the life of each lease was approximately $174,000, and $138,000 for the years ended December 31, 1998 and 1997, respectively.



 8.      Accrued Liabilities:

         The components of accrued liabilities were as follows:

                                                            December 31,
                                                         1998          1997

              Compensation and related expenses      $   134,736   $   176,575
              Deferred rent                               52,420        33,048
              Deferred revenue                            42,175       103,462
              Other                                       17,324        14,796
                                                     ------------  ------------

              Accrued liabilities                    $   246,655   $   327,881
                                                     ============  ============

Physix, Inc.
Notes to Financial Statements

 9.      Income Taxes:

         The composition of the deferred tax assets and the related tax effects was as follows:


                                                            December 31,
                                                        1998           1997

              Net operating loss carryforward       $  3,090,000    $1,651,000

              Less valuation allowance                (3,090,000)   (1,651,000)
                                                    ------------   -----------

                   Net deferred tax asset           $          -   $         -
                                                    ============   ===========

         The Company has net operating loss carryforwards for which realization of tax benefits is uncertain and therefore the deferred tax assets have been fully reserved at December 31, 1998 and 1997.

         Income tax benefit is summarized as follows:

                                                                                December 31,
                                                                       1998                       1997
           Deferred:
             Federal                                             $     1,228,000             $    1,036,000
             State                                                       170,000                    201,000
                                                                 ---------------             --------------
                   Total deferred                                      1,398,000                  1,237,000
                                                                 ---------------             --------------

             Less: Change in reserve for valuation allowance          (1,398,000)                (1,237,000)
                                                                 ---------------             --------------

           Total income tax benefit                              $             -             $            -
                                                                 ===============             ==============

         The difference between the benefit for federal and state income taxes and the amount that would result if the U.S. federal statutory rate of 34% and the net state tax rate of 3% were applied to pretax loss is as follows:


                                                                                               December 31,
                                                                                           1998            1997
              Expected benefit at the federal statutory tax rate                              34 %            34 %
              Expected benefit at the net state tax rate                                       3 %             3 %
              Net operating losses reserved due to uncertainty
                of realization                                                               (37)%           (37)%
                                                                                         --------        --------

                                                                                               - %            -  %
                                                                                         ========        ========

Physix, Inc.
Notes to Financial Statements


         At December 31, 1998, the Company had net operating loss carryforwards for both regular and alternative minimum tax purposes of approximately $8,300,000 which expire through 2010. Special limitations exist under the tax law that may restrict the utilization of the regular tax net operating loss carryforwards.



10.      Stockholders' Equity:

         Preferred Stock

         The Series A Preferred Stock, $.001 par value, is convertible to common stock at the option of the holder, with the value of Series A Preferred Stock initially fixed at $1.00 per share, subject to adjustment as defined in the stock agreement. The conversion rate is one share of preferred stock to one share of common stock. Effective August 1, 1999, dividends begin to commence at the rate of $0.08 per share per year, payable in preference to any payment of dividends on common stock.

         On August 29, 1996, the Company's board of directors authorized the issuance of 1,125,000 shares of Series B Cumulative Preferred Stock ("Series B Preferred Stock"), $.001 par value. The Series B Preferred Stock is convertible to common stock at the option of the holder, with the value of Series B Preferred Stock initially fixed at $3.11 per share, subject to adjustment as defined in the stock agreement. The conversion rate is one share of preferred stock to one share of common stock. Effective August 29, 2000, dividends begin to commence at the rate of $0.25 per share per year, payable in preference to any payment of dividends on common stock.

         On January 23, 1997, the Company's board of directors authorized the issuance of 225,000 shares of Series C Cumulative Preferred Stock ("Series C Preferred Stock"), $.001 par value. The Series C Preferred Stock is convertible to common stock at the option of the holder, with the value of Series C Preferred Stock initially fixed at $4.50 per share, subject to adjustment as defined in the stock agreement. The conversion rate is one share of preferred stock to one share of common stock. Effective January 31, 2001, dividends begin to commence at the rate of $0.36 per share per year, payable in preference to any payment of dividends on common stock.

         On July 28, 1998, the Company's board of directors authorized the issuance of 1,500,000 shares of Series D Cumulative Preferred Stock ("Series D Preferred Stock"), $.001 par value to a group of private venture capital investors. The Company raised approximately $3.2 million in this offering by selling 712,308 shares. The Series D Preferred Stock is convertible to common stock at the option of the holder, with the value of Series D Stock initially fixed at $4.50 per share, subject to adjustment as defined in the stock agreement. The conversion rate is one share of preferred stock to one share of common stock. Effective 2001, dividends begin to commence at the rate of $0.36 per share per year, payable in preference to any payment of dividends on common stock.

Physix, Inc.
Notes to Financial Statements


         The Series D Preferred Stock is senior to all other Series of Preferred and Common Stock. In the event of a liquidation (which shall be deemed to include any merger, sale of assets or other control change transaction), proceeds shall be distributed first to all holders of the Series D Preferred Stock until such holders shall have received an amount per share equal to the greater of (a) two times the purchase price paid to acquire the Series D Preferred Shares or (b) an amount equal to the purchase price compounded from the date of purchase to the effective date of such liquidation at the annual rate of 30%. Remaining proceeds, if any, shall next be ratably distributed to holders of outstanding shares of the Series A, B and C Preferred Shares in proportion to their price per share. Further remaining proceeds, if any, shall next be distributed to holders of Common Stock according to the following table based on the aggregate value of the transaction:

              Less than $30 million                       $1.00 per share
              Between $30 million and $40 million         $1.50 per share
              $40 million or greater                      $2.00 per share

         After distribution of the foregoing preferential amounts, any remaining proceeds shall be distributed to holders of Series A, B, C and D Preferred Stock and Common Stock on an as-converted basis.

         Stock Purchase Warrants

         In February 1998, the Company amended its line of credit agreement and issued 27,778 Series C preferred stock purchase warrants to Imperial Bank. The warrants are exercisable at $4.50 per share and expire on February 9, 2003.

         In May 1998, the Company amended its line of credit agreement and issued 8,333 Series C preferred stock purchase warrants to Imperial Bank. The warrants are exercisable at $4.50 per share and expire on May 15, 2003.

         In June 1998, the Company amended its line of credit agreement and issued 8,333 Series C preferred stock purchase warrants to Imperial Bank. The warrants are exercisable at $4.50 per share and expire on June 3, 2003.

         In July 1998, the Company amended its line of credit agreement and issued 8,333 Series C preferred stock purchase warrants to Imperial Bank. The warrants are exercisable at $4.50 per share and expire on July 6, 2003.

         In August 1998, the Company amended its line of credit agreement and issued 20,833 Series D preferred stock purchase warrants to Imperial Bank. The warrants are exercisable at $4.50 per share and expire on August 21, 2003.

         In the first quarter of 1998, the Company issued bridge loans with various investors which were subsequently converted in March 1998 to Series D preferred stock. In connection with this transaction, the Company issued warrants for 49,282 shares of common stock with an exercise price of $4.50 per share, exercisable at any time prior to April 15, 2005.

         For all of the warrants referred to above, the Company has deemed the value of the warrants to be immaterial at the date of issuance based on the Black-Scholes model.

Physix, Inc.
Notes to Financial Statements

         Incentive Stock Option Plan

         Effective August 14, 1995, the board of directors adopted the Company's Incentive Stock Option Plan (the "Plan"). The Plan provides for the granting of options to purchase the Company's common stock to officers or other key employees of the Company upon the terms and conditions determined by the committee of the Board of Directors that administers the Plan. The Company has reserved 700,000 shares of $.001 par value common stock for issuance under the Plan. Options granted under the Plan generally vest four years from the date of grant. Options under the Plan have been granted based upon an estimated fair market value on the date of grant of approximately $0.10 to $0.90 per share as determined by the Company's Board of Directors. These options have contractual terms of 10 years. The following is an analysis of stock option activity in the Plan for the years ended December 31, 1998 and 1997:


                                                                   Weighted
                                                       Number       Average
                                                         of        Exercise
                                                       Shares        Price


              Outstanding at January 1, 1997           360,000       $0.00
              Granted                                                $0.85
              Exercised                                110,500       $0.10
              Forfeited                                   (525)      $0.22
              Expired                                  (24,975)      $0.00
                                                             -
                                                     ----------
              Outstanding at December 31, 1997         445,000       $0.56
              Granted
              Exercised                                208,810       $0.88
              Forfeited                                   (427)      $0.90
              Expired                                  (36,875)      $0.73
                                                        (2,798)      $0.86
                                                     ---------
              Outstanding at December 31, 1998         613,710       $0.66
                                                     =========


         As of December 31, 1998 and 1997, there were 276,054 and 137,512, respectively, of shares exercisable under the Plan. The weighted average fair value of options granted during the years ended December 31, 1998 and 1997 was $0.22 and $0.22, respectively.

         The fair value of each new stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield for each of the periods; risk-free interest rates range from 4.98% to 6.46% per year; and the expected life of the options is 5 years.

Physix, Inc.
Notes to Financial Statements


         The following table summarizes information related to stock options outstanding and exercisable at December 31, 1998.

                                            Options Outstanding                          Options Exercisable
                             --------------------------------------------------- ----------------------------------
                                                    Weighted
                                   Number            Average        Weighted          Number           Weighted
                               Outstanding at       Remaining        Average      Exercisable at        Average
             Range of           December 31,       Contractual      Exercise       December 31,        Exercise
          Exercise Prices           1998              Life            Price            1998              Price

           $0.10 - $0.50                105,500        6.95           $0.13                 86,542       $0.14
           $0.51 - $0.90                508,210        8.63           $0.77                189,512       $0.69
        --------------------   -----------------   -------------   -------------  -----------------   -------------
           $0.10 - $0.90                613,710        8.34           $0.66                276,054       $0.52

         The Company applies Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for its Plan. Accordingly, no compensation expense has been recognized for the plans. Had compensation cost for the Plan been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, the Company's net loss would have increased by the pro forma amounts indicated below:


                                                      December 31,
                                                 1998              1997

           Net loss - as reported          $   (3,903,626)   $   (3,400,045)
                                           ================  ================

           Net loss - pro forma            $   (3,932,070)   $   (3,409,150)
                                           ================  ================

11.      Litigation and Claims:

         The Company is a party to various litigation in the ordinary course of business. Management vigorously defends all claims, and believes that such claims will not have a material adverse effect on the Companies' financial position or results of operations.



12.      Related Party Transactions:

         On October 31, 1997 the Company entered into a software license and distribution agreement with Corometrics Medical Systems, a subsidiary of Marquette Medical Systems, one of the Company's stockholders. Under the Agreement, the Company granted Corometrics exclusive rights to market and distribute software for the Company's home care product line in return for

Physix, Inc.
Notes to Financial Statements

         royalty payments. Approximately 5% and 16% of net revenues in 1998 and 1997, respectively, represent royalties under this agreement. The agreement was terminated in April 1999.



13.      Subsequent Events (Unaudited):

         Convertible Notes Payable

         During March 1999, the Company issued $650,000 principal amount of 10% convertible notes (the "Convertible Notes") due March 2001. Interest on the Convertible Notes is payable semi-annually in September and March of each year, commencing in September 1999. The Convertible Notes are convertible into 144,445 shares of the Company's Series D preferred stock, at the option of the holder, at a conversion price of $4.50 per share. The Convertible Notes are redeemable at the Company's option, in whole or in part, upon the earlier of (i) a change of control of the Company, (ii) the consummation of a sale of equity securities in the Company, or (iii) March 9, 2001.

         During the second quarter of 1999, the Company issued $85,691 principal amount of 10% convertible notes (the "Convertible Notes") in lieu of compensation. The Convertible Notes are due March 2001. Interest on the Convertible Notes is payable semi-annually in September and March of each year, commencing in September 1999. The Convertible Notes are convertible into 38,085 shares of the Company's Series D preferred stock, at the option of the holder, at a conversion price of $2.25 per share. The Convertible Notes are redeemable at the Company's option, in whole or in part, upon the earlier of (i) a change of control of the Company, (ii) the consummation of a sale of equity securities in the Company, or (iii) March 9, 2001.

         During June 1999, the Company issued $527,000 principal amount of 10% convertible notes (the "Convertible Notes") due June 2001. Interest on the Convertible Notes is payable semi-annually in September and March of each year, commencing in September 1999. The Convertible Notes are convertible into 117,111 shares of the Company's Series D preferred stock, at the option of the holder, at a conversion price of $4.50 per share. The Convertible Notes are redeemable at the Company's option, in whole or in part, upon the earlier of (i) a change of control of the Company, (ii) the consummation of a sale of equity securities in the Company, or (iii) June 1, 2001.

         Stock Purchase Warrants

         In March 1999, the Company amended its line of credit agreement and issued 6,794 Series C preferred stock purchase warrants to Imperial Bank. The warrants are exercisable at $4.50 per share and expire on March 17, 2004. The Company has deemed the value of the warrants to be immaterial at the date of issuance based on Black-Scholes model.

         Stock Contribution to the Company

         Effective May 1999, one stockholder of the Company contributed 100,000 shares of common stock to the Company. These shares have been recorded by the Company as treasury stock at the stockholders' original cost of $.001 per common share.

         Incentive Stock Option Plan

         In May 1999, the Company increased the reserved shares under the Plan to 810,000 shares.

Physix, Inc.
Notes to Financial Statements

         Sale of the Company

         On December 17, 1999, the Company sold substantially all of its business, assets and rights to Data Critical Corporation ("Data Critical") for up to approximately $4.9 million. Under the terms of the agreement, Data Critical issued 200,000 shares of common stock, all of which were placed in escrow. Of the 200,000 shares, 100,000 will be released if not required to satisfy Data Critical's indemnification obligations under the Agreement, and the remaining 100,000 shares ("contingency shares") will be released based upon the achievement of certain milestones. If the performance milestones are not met within one year, the number of contingency shares will be reduced on a sliding scale, up to the total 100,000 contingency shares, and the unreleased shares will be returned to Data Critical for retirement. Data Critical also paid approximately $1.5 million in cash to repay certain of the Company's obligations and assumed certain other liabilities totaling approximately $600,000. Additionally, the Company's board of directors and holders of Series D Preferred Stock approved the payment of a management bonus pool out of the liquidation preference payable on the shares of Series D Preferred Stock. The bonuses shall be paid on a pro rata basis with the holders of Series D Preferred Stock but shall not be paid until the holders of Series D Preferred Stock have received at least $4.50 per share, and shall not exceed the greater of $800,000 or 17.5% of the total amount payable from the second preference on the Series D Preferred Stock.

                           Data Critical Corporation
                  Unaudited Pro Forma Condensed Balance Sheet
                                  (In 000's)

                                                        December 31, 1998
                                                      -----------------------------------------------------------------------------
                                                                                            Pro Forma
                                                                                           Adjustments
     Assets                                               Data Critical     Physix           (Note 1)                Pro Forma
                                                          -------------   -------------  ----------------           ------------
Cash and cash equivalents                                 $       3,053   $        420     $       (1,952) (a)(f)   $     1,521
Restricted cash                                                       -             74                (74) (f)                -
Accounts receivable, net                                          1,182            100                  -                 1,282
Inventories, net                                                    281              2                  -                   283
Prepaid expenses and other                                          271             81                  -                   352
                                                          -------------   -------------    --------------           ------------
                                                                  4,787            677             (2,026)                3,438

Note receivable from officer                                         45              -                  -                    45
Investment in , and advances to                                       -              -                  -                     -
  unconsolidated affiliate                                          211              -                  -                   211
Property, equipment and software, net                               444            553                  -                   997
Other assets, net                                                   138             17              1,323  (e)(f)         1,478
                                                          -------------   ------------     --------------           ------------
     Total assets                                         $       5,625   $      1,247     $         (703)          $     6,169
                                                          =============   ============     ==============           ============


        Liabilities and Stockholders' (Deficit) Equity
Accounts payable                                          $         486   $        199     $         (199) (d)      $       486
Line of credit                                                      250              -                  -                   250
Note payable                                                          -          1,250             (1,250) (d)                -
Current portion of notes payable and                                  -              -                  -                     -
  capital leases                                                     98             76                100  (a)              274
Deferred revenues                                                   442              -                500  (a)              942
Other current liabilities                                         1,168            246                137                 1,551
                                                           -------------   ------------     --------------           -----------
                                                                   2,444          1,771               (712)                3,503

Notes payable and capital leases,
  net of current portions                                            151              8                  -                   159
                                                           -------------   ------------     --------------           -----------
                                                                   2,595          1,779               (712)                3,662
Commitments and contingencies

Mandatorily redeemable and convertible
  preferred stock                                                 19,248              4                 (4) (b)           19,248
                                                           -------------   ------------     --------------           -----------

Stockholders' (Deficit) Equity
  Common stock                                                     1,321          8,029             (6,698) (a)(b)         2,652
  Deferred compensation                                             (552)             -                  -                  (552)
  Accumulated deficit                                            (16,987)        (8,565)             6,711               (18,841)
                                                           -------------   ------------     --------------           -----------
                                                                (16,218)          (536)               (13)              (16,741)
                                                           ------------   ------------     --------------           -----------
     Total liabilities and shareholders' (deficit) equity  $      5,625   $      1,247     $         (703)          $     6,169
                                                           ============   ============     ==============           ===========

Note 1. The pro forma condensed balance sheet has been prepared to reflect the acquisition by Data Critical of the assets of Physix, Inc as follows:

          (a) The issuance of 100,000 shares of common stock with a value of $1.3 million, $1.5 million of cash and $600,000 of assumed liabilities and $200,000 of acquisition costs.
          (b) The elimination of shareholders' (deficit) equity accounts of Physix, Inc.
          (d) The elimination of liabilities of Physix, Inc. not assumed.
          (e) The value assigned to developed technology.
          (f) The elimination of assets not acquired.

                           Data Critical Corporation
             Unaudited Pro Forma Condensed Statement of Operations
                      (In 000's except for share amounts)

                                                                             Year Ended December 31, 1998
                                                 ---------------------------------------------------------------------------------
                                                                                             Pro Forma
                                                                                            Adjustments
                                                 Data Critical          Physix               (Note 2)                Pro Forma
                                                 ---------------    ----------------   --------------------    -------------------
Revenue                                          $         4,137            $  1,242                      -              $   5,379
Cost of revenue                                            1,841                 278                      -                  2,119
                                                 ---------------    ----------------   --------------------    -------------------
                                                           2,296                 964                      -                  3,260

Research and development                                   2,194               2,328                      -                  4,522
Sales and marketing                                        3,512               1,023                      -                  4,535
General and administrative                                 2,564               1,393                 $  447  (a)             4,404
                                                 ---------------    ----------------   --------------------    -------------------
                 Loss from operations                     (5,974)             (3,780)                  (447)               (13,461)

Interest income (expense)                                    152                (154)                   154  (b)               152
Other income (expense)                                                           30                      -                     30
                                                 ---------------    ----------------   --------------------    -------------------
                 Net loss                        $        (5,822)           $ (3,904)                $ (293)             $ (13,279)
                                                 ===============    ================   ====================    ===================

Preferred stock dividends and accretion
  of mandatory redemption obligations                     (1,226)                  -                      -                 (1,226)
                                                 ---------------    ----------------   --------------------    -------------------
                                                 $        (7,048)           $ (3,904)                $ (293)             $ (12,053)
                                                 ---------------    ================   ====================    ===================
Basic and diluted loss per share                 $         (5.03)
                                                 ===============
Pro forma net loss per share                                                                                              $ (8.02)
                                                                                                               ===================
Shares used in calculating per share data                  1,402                                        100                  1,502
                                                 ===============                       ====================    ===================


                                                                              Nine Months Ended September 30, 1999
                                                         --------------------------------------------------------------------------
                                                                                                        Pro Forma
                                                                                                       Adjustments
                                                           Data Critical          Physix                (Note 2)         Pro Forma
                                                         ------------------   ----------------    ------------------    -----------
Revenue                                                  $            5,906   $          1,452                     -    $     7,358
Cost of revenue                                                       2,296                188                     -          2,484
                                                         ------------------   ----------------    ------------------    -----------
                                                                      3,610              1,264                     -          4,874

Research and development                                              1,602              1,355                     -          2,957
Sales and marketing                                                   2,863                710                     -          3,573
General and administrative                                            2,881                949    $              335  (a)     4,165
                                                         ------------------   ----------------    ------------------    -----------
                 Loss from operations                                (3,736)            (1,750)                 (335)       (10,695)

Interest income (expense)                                               (44)              (166)                  166  (b)       (44)
Other income (expense)                                                                     114                     -            114
                                                         ------------------   ----------------    ------------------    -----------
                 Net loss                                $           (3,780)  $         (1,802)   $             (169)   $   (10,625)
                                                         ==================   ================    ==================    ===========

Preferred stock dividends and accretion
  of mandatory redemption obligations                                 1,062                  -                     -          1,062
                                                         ------------------   ----------------    ------------------    -----------
                                                         $           (4,842)  $         (1,802)   $             (169)   $   (11,687)
                                                         ------------------   ================    ==================    ===========
Basic and diluted loss per share                         $            (3.43)
                                                         ==================
Pro forma net loss per share                                                                                            $     (7.73)
                                                                                                                        ===========
Shares used in calculating per share data                             1,411                                      100          1,511
                                                         ==================                       ==================    ===========



Note 2. The pro forma statements of operations give effect to the following pro forma adjustments necessary to reflect the acquisition described in Note 1. The Acquisition in the notes to unaudited pro forma condensed financial statements. The pro forma statement does not include a non recurring charge for acquired in-process research & development in the amount of $1.8 million.

          (a)  Amortization of value assigned to acquired developed technology
          (b)  Elimination of interest income (expense)

                                                                                                                        Annual
                                                                                  Purchase Price    Amortization      Amortization
                                                                                    Allocation     Period (Years)       Expense
                                                                                 ----------------  ----------------   -------------
          Working capital acquired (net)                                         $            196
          Other LT assets and liabilities (net)                                               306
          Product technology                                                                1,340                 3   $         447
          Acquired in process research and development                                      1,758
                                                                                 ----------------                     -------------
                                                                                 $          3,600                     $         447
                                                                                 ================                     =============

                  DATA CRITICAL CORPORATION AND PHYSIX, INC.

          NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS


     1.  The Acquisition

     On December 17, 1999, Data Critical Corporation (Data Critical) acquired substantially all of the business, assets and rights of Physix, Inc. (Physix) for up to approximately $4.9 million. Under the terms of the agreement Data Critical issued 200,000 shares of common stock, all of which were placed in escrow. Of these 200,000 shares, 100,000 shares will be released if not required to satisfy Physix indemnification obligations, and the other 100,000 shares (the "contingency shares") will only be released upon the achievement of certain milestone obligations. If these performance milestones are not met within one year, the number of contingency shares to be released to Physix will be reduced on a sliding scale, up to the total 100,000 shares, and the unreleased shares will be returned to Data Critical for retirement. Data Critical also paid approximately $1.5 million in cash to repay certain Physix obligations and assumed certain other Physix liabilities.

         Per APB 16, "Consideration that is issued or issuable at the expiration of a contingency period . . .shall be disclosed but not recorded as a liability or shown as outstanding securities unless the contingency is determinable beyond a reasonable doubt". Accordingly, Data Critical has reduced the purchase price by the value of the 100,000 contingency shares or $1.3 million until the contingency period expires at which time Data Critical will record the value of the contingency shares issued as goodwill.

     2.  The Periods, Combined

     The unaudited pro forma condensed balance sheet is based on the individual audited balance sheets of Data Critical and Physix appearing elsewhere and has been prepared to reflect the acquisition by Data Critical of the assets of Physix as of December 31, 1998. The unaudited pro forma condensed statements of operations is based on historical results of operations of Data Critical and Physix for the year ended December 31, 1998 and the nine months ended September 30, 1999 after giving effect to the acquisition of Physix as if it had occurred at the beginning of the period presented.


     3.  Pro Forma Basis of Presentation

     These Unaudited Pro Forma Condensed Financial Statements are based on estimates and assumptions and should be read in conjunction with the historical financial statements and notes thereto of Data Critical and Physix. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities and Exchange Commission. The Unaudited Pro Forma Condensed Financial Statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

     4.  Pro Forma Earnings Per Share

     The Unaudited Pro Forma Condensed Financial Statements for Data Critical have been prepared as if the asset purchase was completed at the beginning of the periods presented. The pro forma basic net loss per share is based on the combined weighted average number of shares of Data Critical Common Stock outstanding during the period and the number of Data Critical Common Stock to be issued in exchange as discussed in Note 1.

     The Pro Forma diluted net loss per share is computed using the weighted average number of Data Critical Common Stock and dilutive common equivalent shares outstanding during the period and the number of shares of Data Critical Common Stock to be issued in exchange. Common equivalent shares consist of incremental common shares issuable upon conversion of the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computation if their effect is antidilutive. The combined Company had a pro forma net loss for the pro forma condensed statements of operations presented herein; therefore, none of the options and warrants outstanding during each of the periods presented were included in the computation of pro forma dilutive earnings per share as they were antidilutive.

     5.  Pro Forma Statements of Operations Adjustments

     The objective of the pro forma information is to show what the significant effects on the historical financial information might have been had the asset purchase been effected at the beginning of the period presented.

     Under the purchase method of accounting, the purchase price is allocated to the net assets acquired based on their estimated fair value. The following represents the purchase price allocation for Physix, Inc.



       Book value of net assets acquired               $      502
       Core technology                                      1,340
       In-process research and development                  1,758
                                                       ----------
         Fair value of assets acquired                 $    3,600
                                                       ==========

       Cash paid                                       $    1,500
       Fair value of shares issued                          1,300
       Liabilities assumed                                    600
       Acquisition costs                                      200
                                                       ----------
         Purchase price                                $    3,600
                                                       ==========

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   DATA CRITICAL CORPORATION
                                   (Registrant)


Date:  March 1, 2000               By: /s/ Michael E. Singer
                                      -------------------------
                                      Michael E. Singer
                                      Vice President and Chief Financial Officer

                                INDEX TO EXHIBITS


Exhibit
Number      Description
------      -----------

2.1* Asset Purchase Agreement dated December 8, 1999 between the Registrant and Physix, Inc.

4.1* Registration Rights Agreement dated December 8, 1999 between the Registrant and Physix, Inc.

10.1* Employment Agreement dated December 8, 1999 between the Registrant and Thomas Giannulli

20.1* Press Release dated December 9, 1999 announcing "Data Critical Corporation to Acquire Physix, Inc."

20.2* Press Release dated December 20, 1999 announcing "Data Critical Corporation Completes Acquisition of Physix, Inc."


* Incorporated by reference from the Registrant's Current Report on Form 8-K dated December 22, 1999.